EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record January Sales of $109.6 Million, an Increase of 31.8%
Same Store Sales Increased 22.0%
Raises Fourth Quarter & Provides First Quarter EPS Guidance

Warrendale, PA, February 2, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended January 29, 2005 increased 31.8% to $109.6 million, compared to $83.2 million for the month ended January 31, 2004. Comparable store sales increased 22.0% for the month of January.

Total sales for the fourth quarter ended January 29, 2005 increased 37.4% to $674.0 million from $490.6 million for the fourth quarter ended January 31, 2004. Comparable store sales increased 28.6% for the quarter.

Total sales for the year ended January 29, 2005 increased 31.1% to $1.881 billion from $1.435 billion for the year ended January 31, 2004. Comparable store sales increased 21.4% for the year.

Based on strong January results, the company is raising its fourth quarter earnings guidance to a range of $1.38 to $1.39 per share, from continuing operations. The company's earnings guidance excludes a charge of $0.08 to $0.11 per share from discontinued operations related to the disposition of the Bluenotes business. The company's previous fourth quarter EPS guidance was $1.30 to $1.31 from continuing operations. The company also provided first quarter EPS guidance of $0.43 to $0.45, compared to $0.36 from continuing operations last year.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The company will report fourth quarter earnings results together with February sales in the morning of Wednesday, March 2, 2005. Shortly after the announcement, management will hold a conference call at 9:00 a.m. Eastern Time. To listen to the call, please dial 877-601-0864 at least 5 minutes prior to the scheduled start time.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter 2004 and first quarter 2005 earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our fourth quarter 2004 financial plans may not be achieved, the risk that our first quarter 2005 sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857